Exhibit 23.8

CONSENT OF DOMINIQUE GIRARD

I consent to the incorporation by reference in the Registration Statement on Form F-3 and the related prospectus of certain information that I have prepared or supervised the preparation of as a “qualified person” under the Canadian Securities Administrators National Instrument 43-101 included in Agnico Eagle Mines Limited’s Annual Report on Form 40-F for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 27, 2020. I also consent to the reference to my name under the heading "Experts" in such prospectus.

October 1, 2020

/s/ Dominique Girard
Dominique Girard
Vice-President, Nunavut Operations